UNITED STATES

SECURITIES AND EXCHANGE COMMISSSION

Washington, D.C.  20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Waterstone Financial, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

  Dear Fellow Stockholder:

Waterstone Financial, Inc. (“Waterstone-Federal”) is soliciting stockholder votes regarding the mutual-to- stock conversion of Lamplighter Financial, MHC. Pursuant to a Plan of Conversion and Reorganization, our organization will convert from a partially public company to a fully public company by selling a minimum of 18,700,000 shares of common stock of a newly formed company, also named Waterstone Financial, Inc. (“New Waterstone”), which will become the holding company for WaterStone Bank SSB. At the conclusion of the conversion, your shares of Waterstone-Federal common stock will be exchanged for shares of New Waterstone. The number of new shares that you receive will be based on an exchange ratio that is described in the proxy statement/prospectus dated November 6, 2013 that we previously provided.

This document supplements the proxy statement/prospectus dated November 6, 2013, and provides additional information regarding our recent and expected operating results. An additional proxy card is also enclosed. If you have already voted, you do not need to vote again. However, if you wish to change your vote, mark your vote, sign each proxy card enclosed and return the card(s) to us in the enclosed proxy reply envelope, or follow the instructions on the enclosed proxy card(s) to vote by internet or telephone. Our Board of Directors urges you to vote “FOR” the approval of the Plan of Conversion and Reorganization and “FOR” the other matters being presented at the special meeting.

There has been no change in the independent appraisal described in the proxy statement/prospectus, or in the number of shares being offered, the price per share or the exchange ratio. However, in light of the information discussed herein, New Waterstone will also be providing persons who placed orders for shares in the subscription and community offerings an opportunity to adjust their orders. Stockholders who placed orders for New Waterstone common stock in the subscription and community offerings will be sent separate materials with respect to their order.

We thank you for your support as a stockholder of Waterstone Financial, Inc.

Sincerely,

Douglas S. Gordon
President and Chief Executive Officer

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Wisconsin Department of Financial Institutions, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this supplement to the proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

RECENT OPERATING RESULTS

During the two-months ended November 30, 2013, Waterstone Mortgage Corporation had a pre-tax loss of $112,000. The pre-tax loss included a $1.5 million operating loss, which was offset by a $1.4 million gain on the sale of mortgage servicing rights. An increase in market interest rates beginning in the spring of 2013 has contributed to a decrease in mortgage loan origination volumes nationally as well as at Waterstone Mortgage Corporation. Loans originated for sale in the secondary market by Waterstone Mortgage Corporation totaled $210.4 million for the two months ended November 30, 2013, compared to $441.5 million for three months ended September 30, 2013, resulting in average monthly originations of $105.2 million for the two months ended November 30, 2013 compared to average monthly originations of $147.2 million for the quarter ended September 30, 2013. The decrease in loan origination volumes primarily reflected a decrease in demand for refinanced loans in a rising interest rate environment. Loan origination volumes were further affected by the federal government shutdown in October 2013, as described in “Risk Factors—Risks Related to Our Business—The recent federal government shutdown is expected to result in reduced loan originations and related gains on sale during the fourth quarter of 2013, and any future federal government shutdown could negatively affect our financial condition and results of operations” included in the proxy statement/prospectus.

Waterstone Mortgage Corporation’s pre-tax income was further negatively impacted by a significant decrease in hedging income on interest rate risk management activities. Waterstone Mortgage Corporation commits to sell fixed amounts of loans to third parties, and makes certain investments to mitigate the interest rate risk associated with those sales. During the quarter ended September 30, 2013, Waterstone Mortgage Corporation earned $1.2 million in pre-tax income, or an average of $394,000 per month, on such activities, compared to $269,000 of pre-tax income, or an average of $134,000 per month, for the two months ended November 30, 2013.

In addition to the decline in mortgage banking revenue, our mortgage banking expenses increased due to start-up costs related to new mortgage company branch offices added in October and November, and during the quarter ended September 30, 2013. These costs have partially offset the reduction in compensation and benefits expense that occurred at Waterstone Mortgage Corporation resulting from decreased loan commissions paid to our loan originators because of decreased loan originations during this period. As part of our strategy of increasing mortgage banking revenue during periods of rising interest rates and declining mortgage refinance activity, we added new mortgage company branch offices to increase total loan origination volume. This strategy resulted in start-up costs primarily comprised of recruiting fees or bonuses for office managers and loan officers, salary guarantees for up to three months during which time the new office builds its production pipeline, and office occupancy and improvement costs. We added one office during the two months ended November 30, 2013 and six offices during the three months ended September 30, 2013. New branch office start-up costs included in noninterest expense totaled $579,000 for the two months ended November 30, 2013 and $325,000 for the three months ended September 30, 2013.

The above effects were partially offset by the sale in November 2013 of mortgage servicing rights related to $254.0 million of loans receivable, which resulted in gain on sale of $1.4 million.

On a consolidated basis, Waterstone Federal had pre-tax net income of $1.5 million for the two months ended November 30, 2013, due to unconsolidated pre-tax net income of WaterStone Bank of $1.5 million for the period.

We expect that Waterstone Mortgage Corporation will incur an operating loss for the month of December 2013, due to continued lower loan origination volumes and the costs related to its recent expansion. We also expect that these expansion costs and the effects of the interest rate environment on our origination volume will continue to negatively affect Waterstone Mortgage Corporation’s operating results for the first quarter of 2014. As a result, Waterstone Mortgage Company may incur an operating loss in the first quarter of 2014 and subsequent periods. In its efforts to offset recent operating losses, Waterstone Mortgage Corporation intends to continue to reduce expenses, primarily through non-loan originator staff reductions and the consolidation of certain operations.

Financial information provided in this supplement for the two months ended November 30, 2013 and the quarter ended September 30, 2013 is unaudited.